Exhibit 10.8

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is made and entered into as of this 1st day of July, 2009, by and between UTILIPOINT INTERNATIONAL, INC., a New Mexico corporation (“UtiliPoint”), and THE INTELLIGENT PROJECT, LLC, a Delaware limited liability company (“Subsidiary”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, UtiliPoint owns sixty percent (60%) of the issued and outstanding limited liability company interests of Subsidiary;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Services.

(a)           Subsidiary hereby engages UtiliPoint, and UtiliPoint hereby accepts such engagement, to provide to Subsidiary and its executive officers back office and accounting, marketing, and such other services as requested from time to time by Subsidiary relating to the operation of Subsidiary’s businesses.  UtiliPoint shall designate which of its employees or contractors shall carry out the services to be performed hereunder.  The parties acknowledge that the services to be provided by UtiliPoint may, at Subsidiary’s request, include, without limitation, the following:

(i)	assisting in the preparation of annual budgets;

(ii)	assisting Subsidiary in complying with the reporting requirements under any financing agreements;

(iii)	providing such other financial or accounting services as may reasonably be requested by Subsidiary;

(iv)	providing sales, marketing and strategic services;

(v)	providing legal, human resources (including employee benefits administration), loss prevention and risk management services;

(vi)	providing receivables collection services, cash management services and payroll services;

(vii)	providing executive management services;

(viii)	providing consultants to provide services to clients and customers of Subsidiary; and

(ix)	any other service performed or expenses incurred by UtiliPoint for Subsidiary in the ordinary course of business.

(b)           Subsidiary specifically authorizes UtiliPoint (i) to make payments to creditors of Subsidiary on behalf of Subsidiary, and (ii) to collect receivables on behalf of Subsidiary; provided, however, that UtiliPoint will not be obligated to pay any sums, nor will UtiliPoint be obligated to incur any liability or obligation for the account of Subsidiary without assurance that the necessary funds for discharge of the liability or obligation will be provided by Subsidiary.

(c)           UtiliPoint shall provide to Subsidiary on the tenth (10th) business day following the end of each month an accounting setting forth in reasonable detail the services provided under subsection (a) above for the immediately preceding month and UtiliPoint’s actual expenses directly incurred in connection therewith, and any amounts that UtiliPoint has paid on behalf of Subsidiary under subsection (b) above during the immediately preceding month (collectively, the “UtiliPoint Expenses”); provided that, any charges for consultants provided by UtiliPoint to Subsidiary shall be at the same rate as UtiliPoint charges to subcontract its consultants to third-parties.  Subsidiary will reimburse UtiliPoint for all UtiliPoint Expenses within a reasonable period of time after the delivery of each monthly accounting of such expenses provided herein; provided that Subsidiary and UtiliPoint may agree to permit Subsidiary to carry a balance owed from time to time.

(d)           Subsidiary acknowledges and agrees that UtiliPoint will not be required to devote UtiliPoint’s (or any of its employees, officers, directors, affiliates or associates) full time and business efforts to the duties of Subsidiary specified in this Agreement.  So long as UtiliPoint accomplishes its duties hereunder, it shall be left to the professional judgment of UtiliPoint as to the amount of time and the manner necessary to perform its duties.

(e)           UtiliPoint will also provide compensation and benefits for certain officers and employees of Subsidiary who provide or are available to provide services to UtiliPoint, as UtiliPoint and Subsidiary shall mutually agree from time to time.  Any amounts paid by UtiliPoint pursuant to this paragraph shall not be deemed UtiliPoint Expenses.  This Section 1(e) shall survive the termination of this Agreement.
2.           Term of Agreement; Termination.

(a)           This Agreement will commence as of the date hereof and will remain in effect until the two (2) year anniversary of the date hereof, unless terminated earlier in accordance with the provisions of this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year terms.

(b)           Either party shall have the right to terminate this Agreement by providing 60 days prior written notice to the other party at any time during the term hereof, or upon the occurrence of any of the following events:

(i)  any material failure by such other party to perform any of its obligations under this Agreement and such failure continues uncured for thirty (30) days after written notice of such failure is delivered to such other party; or

(ii)  the filing of a voluntary petition by such other party seeking relief under the United States Bankruptcy Code or a case or proceeding is commenced against such other party seeking a decree or order under the United States Bankruptcy Code and such case or proceeding remains undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

In the event this Agreement is terminated, UtiliPoint will cooperate with Subsidiary in connection with any transition relating to the services provided by UtiliPoint hereunder.

3.           Compliance with Laws.  Each of the parties covenants and agrees that it will comply with all applicable federal, state and local laws, rules and regulations and pertinent provisions of all contracts, permits and pertinent agreements to which it is a party or is otherwise bound that relate to this Agreement.

4.           Independent Contractor.  It is expressly acknowledged by the parties that UtiliPoint will be an independent contractor and nothing in this Agreement will be construed to create an employer/employee relationship, an agency relationship, a joint venture relationship or a partnership between UtiliPoint and Subsidiary.

5.           Standard of Care.  UtiliPoint (including any person acting for or on behalf of UtiliPoint) will not be liable for any mistakes of fact, errors of judgment, losses sustained by Subsidiary or acts or omissions of any kind, unless caused by the gross negligence or willful misconduct of UtiliPoint.

6.           Notices. Any notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and, except as otherwise specified in writing, will be given by personal delivery, facsimile transmission, express courier service or by registered or certified mail, postage prepaid, return receipt requested:

If to UtiliPoint:	6000 Uptown Blvd.
Suite 314
Albuquerque, NM 87110
Attn: CD Hobbs
Telephone: (505) 244-7600
Facsimile: (505) 244-7658

If to Subsidiary:	Purdue Research Park
3000 Kent Avenue
West Lafayette, IN 47906-1075
Attn: David E. Steele
Telephone: (765) 588-3838
Facsimile: (314) 824-0404

or to such other addresses as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 6) to the other. Notice by registered or certified mail will be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

7.           Conflict Resolution Process.  UtiliPoint’s business consists of six main practice areas: Smart Grid, Energy Investments & Business Planning, Commodity Point, Meter-to-Cash, Pricing and Demand Response, and Public and Regulatory Issues Management.  Subsidiary’s business consists of two main practice areas: Intelligent Forums (An industry-focused think tank providing intellectual discovery and debate (research, compendiums, white papers), to drive thought leadership and innovative models for customer engagement policies and practice associated with the smart grid) and Intelligent Advisory Services (A consulting services arm with expertise in customer strategy relating to smart grid development).  UtiliPoint and Subsidiary acknowledge and agree that their product and service offerings are separate and complement each other.  UtiliPoint and Subsidiary further acknowledge that certain members of the board of directors of UtiliPoint are also members of the management committee of Subsidiary and that such persons may create or discover corporate opportunities or other benefits which may benefit UtiliPoint and/or Subsidiary.    In order to prevent such persons from having any responsibility for determining whether UtiliPoint or Subsidiary should be the recipient of such opportunities or benefits, UtiliPoint and Subsidiary acknowledge and agree that such persons shall not be in breach of their corporate, fiduciary, or any other duty to UtiliPoint or Subsidiary if such persons disclose such opportunity or benefit to the UtiliPoint board of directors and allow the UtiliPoint board of directors to determine the appropriate manner to pursue such opportunity or benefit (whether on its own, through Subsidiary or at all).  UtiliPoint and Subsidiary further agree and acknowledge that they both participated in the drafting of the Conflict Resolution Process and, due to the mutuality of their interests, this Conflict Resolution Process is in the best interests of both parties.  This Section 7 shall survive the termination of this Agreement.

8.           Miscellaneous.

(a)           This Agreement shall inure to the benefit of the parties and their successors and permitted assigns. Notwithstanding the foregoing, neither party shall be entitled to assign any of its rights, duties and obligations under this Agreement, to any other party, without the prior written consent of the other party hereto, such consent not to be unreasonably withheld.

(b)           If any term or provision of this Agreement or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those which are invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.

(c)           This Agreement contains the entire agreement among the parties hereto with respect to the matters herein contained and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)           This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(e)           UtiliPoint and Subsidiary acknowledge and agree that Subsidiary shall own all proprietary and other information and property relating to Subsidiary’s business, including relating to the services provided hereunder.

(f)           This Agreement shall be governed under the laws of the State of Delaware.

(g)           This Agreement may only be modified or amended pursuant to written instruments executed by both parties hereto.  The obligations of the parties hereunder may be waived only with the written consent of the other party.

[Signatures appear on next page]

[Signature page to Management Services Agreement]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first above written.

UTILIPOINT INTERNATIONAL, INC.

By:/s/ CD Hobbs
Name: _CD Hobbs___________________________
Title: _President and CEO______________________

THE INTELLIGENT PROJECT, LLC

By:/s/ David E. Steele
Name: _David Steele__________________________
Title: _Senior Managing Director__________________